Exhibit 99.1

Atlas Technical Consultants Reports Second Quarter 2022 Results

- Record Revenue, Adjusted EBITDA, and Backlog in the Quarter, with Each Growing Double-Digits Year-Over-Year –

- Highest Gross Margin, Excluding Subcontractor Costs, In Company History -

- Reaffirms 2022 Outlook for Double-Digit Revenue and Adjusted EBITDA Growth -

Austin, TX (August 9, 2022) – Atlas Technical Consultants, Inc. (Nasdaq: ATCX) (“Atlas” or the “Company”), a leading infrastructure and environmental services provider, announced today results for the second quarter ended July 1, 2022.

Second Quarter 2022 Highlights:

(all comparisons versus the prior-year period unless otherwise noted)

●	Gross revenue grew 19.0% to $156.5 million. Revenue, excluding subcontractor costs, grew 15.2%, including 8% organic growth and the contribution from acquisitions.

●	Gross margin, excluding subcontractor costs, was 60.4%, up 90 basis points; operating margin excluding subcontractor costs was 8.6%, up 330 basis points, driven by higher revenues, benefits of scale, improved pricing, and solid operational execution.

●	Net loss was $1.4 million. Adjusted net income (1) was $4.5 million, or $0.12 per share, which excludes $5.9 million of amortization of intangible assets.

●	Adjusted EBITDA(2) increased 16.7% to $21.2 million, and represented 17.3% of gross revenue excluding subcontractor costs, up 20 basis points.

●	Backlog reached another record level at $855 million, up 0.5% from first quarter 2022, and up 13.8% compared to last year.

“Our strong growth momentum continued throughout the second quarter with double-digit revenue and adjusted EBITDA growth, highlighted by 8% organic revenue growth, leading to record quarterly levels for each metric,” said L. Joe Boyer, Atlas’ Chief Executive Officer. “Our second quarter results, along with record backlog and robust new award pipeline, highlight the success we’re having growing the business and driving profitability as we become one of the largest providers of mission-critical technical services for infrastructure and environmental markets in the United States.”

“I’m extremely proud of our strong execution during the quarter, as we were able to generate gross margin, excluding subcontractor costs, of 60.4%, up 90 basis points from last year,” continued Boyer. “Our margin performance in the quarter demonstrates strong operational execution, benefits of scale, and our ability to pass inflationary pressures through to our clients, all of which are fundamental traits of our resilient, low risk business model.”

“Our core services are largely driven by regulatory compliance, customers striving to meet longer-term environmental sustainability goals, and long overdue investments in our nation’s aging infrastructure,” noted Boyer. “Based on these factors, we believe demand for our services will remain strong throughout the end of the year and into 2023. With our strong second quarter results and robust backlog, providing visibility into future revenue, we believe we are firmly on track to achieve our full year financial guidance.”

Second Quarter 2022 Financial Performance

Gross revenue in second quarter 2022 was $156.5 million, an increase of $24.9 million, or 19.0% compared to the prior year period. Gross revenue growth was driven by revenue synergies created through the cross-selling of services, solid end-market fundamentals, improved pricing, and contributions from acquisitions. Organic gross revenue growth was 8.0%.

Gross profit increased to $74.0 million, compared to $63.2 million in the prior year quarter. Gross margin on gross revenue was 47.3%, compared to 48.0% in the prior year quarter, as a result of a higher mix of subcontracted work related to geotechnical drilling projects and analytical chemistry activity that ramped during the quarter. Gross margin, excluding subcontractor costs, was 60.4%, compared to 59.5% in the prior year quarter due to pricing increases and solid operational execution.

Operating income was $10.6 million, compared to $5.7 million in the prior year quarter. Operating margin on gross revenue was 6.8%, compared to 4.3% in the prior year quarter. Operating margin, excluding subcontractor costs, was 8.6%, compared to 5.3% in the prior year quarter due to benefits of scale, cost controls, and $4.0 million of non-recurring expenses in second quarter 2021.

Net loss was $1.4 million, compared to a net loss of $4.8 million in the prior year quarter. Adjusted net income (1) was $4.5 million or $0.12 per share, compared to $4.1 million, or $0.11 per share, in the prior year quarter, mainly due to improved operating results in the quarter. Adjusted net income excludes $5.9 million of amortization of intangible assets.

Adjusted EBITDA was $21.2 million, an increase of $3.0 million, or 16.7% compared to the prior year period.

Backlog was $855 million, up 0.5% from first quarter 2022, and up 13.8% compared to the prior year period, driven by key infrastructure and environmental contract awards. Notifications of pending contract awards were up significantly at approximately $155 million.

Operating cash flow was $9.8 million in the quarter, up from $7.8 million in the prior year quarter.

Balance Sheet Update

Net leverage (3) at July 1, 2022 was 5.6x, compared to 5.7x at April 1, 2022, and down from 6.0x at the end of second quarter 2021. The company remains committed to optimizing its capital structure by generating cash flow from operations, deleveraging M&A transactions, and continuously evaluating other options to strengthen the balance sheet.

As a result of Atlas’ significant deleveraging since our recapitalization in 2021, on August 4, 2022, our lenders approved the execution of the existing accordion feature on our asset backed revolver, expanding the facility by $20 million to a total of $60 million.

“Cash generation improved in-line with our expectations in second quarter, and we continue to expect strong operating cash flow in the second half of the year, consistent with historical seasonal patterns.” said David Quinn, Chief Financial Officer. “We remain committed to reducing our leverage and improving our overall capital structure. We appreciate the support of our lenders in increasing the capacity on our revolving credit facility to a level more appropriate for the size and growth trajectory of our company.”

Reaffirming Full Year 2022 Outlook

●	Gross revenue is anticipated to be in a range of $580 million to $620 million, compared to $538.8 million in 2021.

●	Adjusted 2022 EBITDA is expected to be in a range of $84 million to $90 million, compared to $73.2 million in 2021.

●	Revenue and Adjusted EBITDA outlook reflects the continued strength of our backlog and current visibility on the timing of work.

(1)	Adjusted net income is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of Adjusted Net Income to the most comparable financial measure calculated in accordance with GAAP.
(2)	Adjusted EBITDA is a Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most comparable financial measure calculated in accordance with GAAP.
(3)	Net leverage is bank covenant net leverage calculated as (debt –cash) / LTM Adj. EBITDA including the pro forma impact from acquisitions and cost efficiencies.

Webcast and Conference Call

The Company will host a webcast and conference call on Wednesday, August 10, 2022, at 9:00 a.m. Eastern time (8:00 a.m. Central time) to review second quarter 2022 results, discuss recent events and conduct a question-and-answer session. The live webcast will be available at www.oneatlas.com in the Investors section. The conference call will also be accessible by dialing 1-877-300-8521 (Domestic) and 1-412-317-6026 (International). A replay of the webcast will be available on the Company’s website.

About Atlas Technical Consultants

Headquartered in Austin, Texas, Atlas is a leading provider of Infrastructure and Environmental Solutions. We partner with our clients to improve performance and extend lifecycle of built and natural infrastructure assets stressed by climate, health, and economic impacts. With 3,500+ employees nationwide, Atlas brings deep technical expertise to public- and private-sector clients, integrating services across four primary disciplines: Environmental; Testing, Inspection and Certification; Engineering & Design; and Program, Construction, and Quality Management. To learn more about Atlas innovations for transportation, commercial, water, government, education, and industrial markets, visit https://www.oneatlas.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements and involve a number of risks and uncertainties. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions and estimates, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on our expectations and beliefs as of the date of this filing concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions or estimates that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described throughout our annual report on Form 10-K for the year ended December 31, 2021 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2022, particularly the “Risk Factors” section of such report and the factors described below: (1) the ability to maintain the listing of the Company’s shares of Class A common stock on Nasdaq; (2) the ability to recognize the anticipated benefits of acquisitions, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain management and key employees; (3) costs related to acquisitions; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors (including as a result of COVID-19); and (6) other risks and uncertainties indicated from time to time in the Company’s filings with the SEC, including those under “Risk Factors” therein. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made in this press release and in documents we file from time to time with the SEC that disclose risks and uncertainties that may affect our business. Unless specifically indicated otherwise, the forward-looking statements in this press release do not reflect the potential impact of any divestitures, mergers, acquisitions, or other business combinations that have not been completed as of the date of this filing. In addition, the forward-looking statements in this press release are made as of the date of its release, including expectations based on third-party information and projections that management believes to be reputable, and the Company does not undertake, and expressly disclaims any duty, to update such statements, whether as a result of new information, new developments, or otherwise, except to the extent that disclosure may be required by law.

Reconciliation of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, Atlas discloses Adjusted EBITDA, adjusted net income and adjusted earnings per share (“Adjusted EPS”), which are non-GAAP financial measures, in this press release. Atlas believes these financial measures are useful indicators to evaluate performance because they allow for an effective evaluation of Atlas’ operating performance when compared to its peers, without regard to its financing methods or capital structure. Atlas believes Adjusted EBITDA is useful for investors and others in understanding and evaluating Atlas’ operations results in the same manner as its management. However, Adjusted EBITDA is not a financial measure calculated in accordance with GAAP and should not be considered as substitutes for, or in isolation from, net income (loss), revenue, operating profit, or any other operating performance measures calculated in accordance with GAAP.

Atlas defines Adjusted EBITDA as net income before interest expense, income taxes, depreciation and amortization, adjustments for certain one-time or non-recurring items and other adjustments. Atlas excludes these items from net income in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Atlas’ presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Atlas’ computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. For a reconciliation of Adjusted EBITDA to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

Atlas defines adjusted net income as net income excluding the after-tax impact of transaction costs, certain other non-recurring expenses, and the amortization of intangible assets. Atlas excludes these items from net income in arriving at adjusted net income because adjusted net income is an important measure of the underlying production and performance of the business. Certain items excluded from adjusted net income are significant components in understanding and assessing a company’s financial performance. Atlas’ presentation of adjusted net income should not be construed as an indication that results will be unaffected by the items excluded from adjusted net income. Atlas’ computation of adjusted net income may not be identical to other similarly titled measures of other companies. For a reconciliation of adjusted net income to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Atlas defines Adjusted EPS as adjusted net income divided by the weighted average shares outstanding for the period. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) to eliminate amortization expense of intangible assets from acquisitions, net of tax benefits, and the after-tax impact of transaction costs and certain other non-recurring expenses. As we continue our acquisition strategy, the growth in Adjusted EPS may increase at a greater rate than GAAP EPS. Our definition of Adjusted EPS may differ from other companies reporting similarly named measures. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as Net Income and Diluted Earnings per Share. For a reconciliation of Adjusted EPS to its most comparable measure under GAAP, please see the table entitled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES UNAUDITED
CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except per share data

	July 1, 2022	December 31, 2021
ASSETS
Current assets:
Cash and equivalents	$11,046	$10,697
Accounts receivable, net	111,987	105,362
Unbilled receivables, net	53,727	45,924
Prepaid expenses	6,982	5,061
Other current assets	4,895	4,039
Total current assets	188,637	171,083

Property and equipment, net	14,918	13,757
Intangible assets, net	136,678	107,314
Goodwill	132,854	124,348
Other long-term assets	49,971	4,015
TOTAL ASSETS	$523,058	$420,517

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Trade accounts payable	$48,914	$42,521
Accrued liabilities	13,782	17,124
Current maturities of long-term debt	4,930	3,606
Other current liabilities	40,795	26,489
Total current liabilities	108,421	89,740

Long-term debt, net of current maturities and loan costs	498,561	462,193
Other long-term liabilities	54,477	20,074
Total liabilities	661,459	572,007

COMMITMENTS AND CONTINGENCIES (NOTE 12)

Class A common stock, $.0001 par value, 400,000,000 shares authorized, 36,772,542 shares issued and outstanding at July 1, 2022	4	3
Class B common stock, $.0001 par value, 100,000,000 shares authorized, 2,245,292 shares issued and outstanding at July 1, 2022	-	-
Additional paid in capital	(83,774)	(102,692)
Non-controlling interest	(20,708)	(20,210)
Retained deficit	(33,923)	(28,591)
Total shareholders’ equity	(138,401)	(151,490)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$523,058	$420,517

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES UNAUDITED
STATEMENTS OF OPERATIONS

Amounts in thousands, except per share data

	For the quarters ended		For the six months ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Revenues	$156,501	$131,562	$291,688	$254,831
Subcontractor costs	(34,040)	(25,241)	(59,871)	(46,917)
Other costs of revenues	(48,498)	(43,108)	(94,534)	(86,060)

Gross Profit	73,963	63,213	137,283	121,854

Operating expenses:
Personnel costs and benefits	(38,335)	(32,611)	(72,805)	(66,521)
Selling general and administrative	(16,736)	(16,177)	(31,772)	(28,053)
Change in fair value of earnouts	-	(2,823)	-	(2,823)
Depreciation and amortization	(8,328)	(5,940)	(15,296)	(10,500)

Total Operating expenses	(63,399)	(57,551)	(119,873)	(107,897)

Operating income	10,564	5,662	17,410	13,957

Interest expense	(11,771)	(10,258)	(22,890)	(33,300)

Loss before income taxes	(1,207)	(4,596)	(5,480)	(19,343)
Income tax expense	(205)	(187)	(350)	(231)

Net loss	(1,412)	(4,783)	(5,830)	(19,574)

Provision for non-controlling interest	102	617	467	12,786

Redeemable preferred stock dividends	-	0	-	(5,899)

Net loss attributable to Class A common stock shareholders/members	$(1,310)	$(4,166)	$(5,363)	$(12,687)

Loss Per Class A Common Share	$(0.04)	$(0.14)	$(0.15)	$(0.57)

Weighted average of shares outstanding:
Class A common shares (basic and diluted)	35,934,215	30,633,366	34,981,819	22,400,179

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES UNAUDITED
STATEMENTS OF CASH FLOWS

Amounts in thousands

	For the three months ended		For the six months ended
	July 1, 2022	July 2, 2021	July 1, 2022	July 2, 2021
Cash flows from operating activities:
Net (loss) income	$(1,412)	$(4,784)	$(5,830)	$(19,574)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	8,328	5,939	15,296	10,499
Equity-based compensation expense	1,682	805	2,734	1,251
Interest expense, paid in kind	-	2,289	-	3,153
(Gain) loss on sale of property and equipment	-	(12)	-	(1)
Write-off of deferred financing costs related to debt extinguishment	-	-	-	15,197
Amortization of deferred financing costs	279	13	558	644
Provision for bad debts	-	(322)	-	(511)
Changes in assets & liabilities:	-	-
(Increase) decrease in accounts receivable and unbilled receivable	(5,752)	(6,812)	(1,749)	2,724
(Increase) decrease in prepaid expenses	(1,204)	275	(1,547)	(2,416)
(Increase) decrease in other current assets	(688)	(166)	(848)	1,586
(Decrease) increase in trade accounts payable	9,710	7,089	(557)	1,680
(Decrease) increase in accrued liabilities	(1,156)	377	(8,511)	(5,252)
(Decrease) increase in other current and long-term liabilities	(551)	3,025	(6,075)	(180)
(Increase) decrease in other long-term assets	519	47	221	(344)
Net cash provided by (used in) operating activities	9,755	7,763	(6,308)	8,456

Cash flows from investing activities:
Purchases of property and equipment	(1,648)	(756)	(4,080)	(1,447)
Proceeds from disposal of property and equipment	-	1		1
Purchase of business, net of cash acquired	-	(30,902)	(24,757)	(30,999)
Net cash (used in) investing activities	(1,648)	(31,657)	(28,837)	(32,445)

Cash flows from financing activities:
Proceeds from issuance of debt	-	35,000	26,000	496,754
Payment of loan acquisition costs	-	(983)	-	(8,543)
Repayments of debt	(1,076)	-	(2,400)	(294,463)
Net payments on revolving line of credit	(5,073)	(12,159)	13,534	(12,159)
Payment of contingent earnout	-	(1,706)	(1,640)	(1,706)
Distributions to non-controlling interests	-	(779)		(779)
Payment of redeemable preferred stock dividends	-	-	-	(1,185)
Repayment of redeemable preferred stock	-	-	-	(156,186)
Net cash provided by (used in) financing activities	(6,149)	19,373	35,494	21,733

Net change in cash and equivalents	1,958	(4,521)	349	(2,256)
Cash and equivalents - beginning of period	9,088	14,062	10,697	14,062
Cash and equivalents - end of period	$11,046	$9,541	$11,046	$11,806

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES UNAUDITED
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

Amounts in thousands

	For the quarters ended
	July 1, 2022	July 2, 2021
	(Unaudited)
Net Loss	$(1,412)	$(4,783)
Interest	11,771	10,258
Taxes	205	187
Depreciation and amortization	8,328	5,940
EBITDA	18,892	11,602

Other non-recurring expenses(1)	-	2,434
Non-cash change in fair value of contingent consideration	-	2,823
Non-cash equity compensation(2)	2,304	1,300
Adjusted EBITDA	$21,196	$18,159

(1)	Includes acquisition related professional fees.
(2)	Includes the amortization of unvested restricted share units, performance share units and stock options granted in 2020, 2021 and 2022 to key management personnel and our compensation to our Board of Directors.

ATLAS TECHNICAL CONSULTANTS, INC. AND SUBSIDIARIES UNAUDITED
RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME

Amounts in thousands

	For the quarters ended
	July 1, 2022	July 2, 2021
	(Unaudited)
Net loss	$(1,412)	$(4,783)
Amortization of intangible assets	5,901	3,600
Other non-recurring expenses	-	2,434
Non-cash change in fair value of contingent consideration		2,823
Income tax expense	-	-
Adjusted net income	$4,489	$4,074

EPS	(Unaudited)

Net loss	$(0.04)	$(0.13)
Amortization of intangible assets	0.15	0.10
Other non-recurring expenses	-	0.07
Non-cash change in fair value of contingent consideration	-	0.08
Income tax expense	-	-
Adjusted EPS	$0.12	$0.11

Total shares outstanding Class A and B common shares (basic and diluted):	39,018	36,973

Contacts:

Media

Karlene Barron

770-314-5270

karlene.barron@oneatlas.com

Investor Relations

Chase Jacobson, Vallum Advisors

512-851-1507

ir@oneatlas.com